                                                                    Exhibit 12.1

DEAN FOODS COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                    Fiscal Year Ended May,
                                         39 Weeks Ended  ---------------------------------------------
                                      February 27, 2000    1999     1998     1997    1996(a)    1995
                                      -----------------    ----     ----     ----    -------    ----
Income from Continuing Operations
  before Taxes                                  131,184   115,297  143,730  124,529  (15,586)  100,582
                                      ----------------------------------------------------------------

Interest Expense                                 37,134    39,098   21,101   15,071   16,316    13,298
Portion of Rentals (33%)                         10,437    13,916   10,758    8,417    8,735     6,704
                                      ----------------------------------------------------------------
Total Fixed Charges                              47,571    53,014   31,859   23,488   25,051    20,002
                                      ----------------------------------------------------------------

Income from Continuing Operations
  before Fixed Charges                          178,755   168,311  175,589  148,017    9,465   120,584
                                      ================================================================

Ratio of Earnings to Fixed Charges                  3.8x      3.2x     5.5x     6.3x     0.4x      6.0x
                                      ================================================================

(a) Fiscal 1996 ratio of earnings to fixed charges includes a $102.4 million special charge ($64.9 million after-taxes), resulting in a fixed charge coverage deficiency of $15.6 million.